Exhibit 99.5

Email from Yahoo! to external advertiser constituencies sent on November 1, 2011 regarding Yahoo!’s announced agreement to acquire interclick

Yahoo! builds on audience targeting capabilities with interclick acquisition

Earlier today, Yahoo! announced that it has agreed to acquire interclick, a technology company whose solutions for data-driven advertising combine data and premium inventory with innovative audience-targeting technology. This acquisition signals further investment by Yahoo! in the performance display space and adds to Yahoo!’s industry leading targeting capabilities.

The interclick acquisition will benefit Yahoo! and our advertisers in two ways:

1.	It includes a proprietary audience-targeting technology platform called Open Segment Manager (OSM).

2.	It brings in a team that is experienced in selling audiences across varied sources of pooled supply.

For more information on this acquisition, please visit the Yahoo! Advertising Blog.

This email contains a hyperlink to the Yahoo! Advertising Blog, the relevant text of which is provided in Exhibit 99.4 to the Yahoo! Inc. Schedule TO-C filed on November 1, 2011. This email also includes a hyperlink to the front page of interclick’s website, a screenshot of which is provided below.

interclick

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stock symbol:

YAHOO!
yodel!
by Yahoo!
data valuation
ROI
tech solutions
Read the announcement

What do you need to make your marketing campaigns successful online? The winning combination is interclick's proprietary data valuation platform, OSM, Big Data, and the right media options to connect with your target audiences. interclick provides the solutions you need for data-driven advertising with our combination of impactful media execution capabilities and analytical expertise. We offer the most innovative and scalable targeting solutions on the market today, to deliver exceptional results for marketers.

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YAHOO! Ready to Yodel! Data valuation ROI tech solutions by Yahoo! request a speaker interclick to be acquired by Yahoo! interclick Introduces Genome 2 Ways Big-Data Analysis Pays Off Regarding Misconceptions About Data for Ad Targeting by Chief Strategy Officer, Jason Lynn iMedia Agency Summit interclick contact us client login stock symbol: contact us client login stock symbol: © 2011 interclick all rights reserved | privacy policy | terms of use | careers | opt-out | sitemap ns successful online? The winning platform, OSM, Big Data, and the audiences. interclick provides the our combination of impactful media offer the most innovative and scalable exceptional results for marketers.

Additional Information

The tender offer described in this communication has not yet commenced. The description contained herein is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of interclick’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase and other related materials that Yahoo! intends to file with the Securities and Exchange Commission (the “SEC”). In addition, interclick intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, interclick stockholders will be able to obtain the tender statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement on Schedule 14D-9 and related materials with respect to the offer, free of charge on the SEC’s website at www.sec.gov, from the information agent named in the tender offer materials or from Yahoo!. interclick’s stockholders are advised to read these documents, any amendments to these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer.

Forward Looking Statements

This communication contains forward-looking statements concerning the proposed acquisition, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that the parties believe or anticipate will or may occur in the future. Risks and uncertainties may cause actual results and benefits of the proposed acquisition to differ materially from management expectations. Potential risks and uncertainties include, among others: general economic conditions and conditions affecting the industries in which Yahoo! and Interclick operate; the uncertainty of regulatory approval; the parties’ ability to satisfy the tender offer and merger agreement conditions and consummate the transaction; Yahoo!’s ability to successfully integrate interclick’s operations and employees with Yahoo!’s existing business; the ability to realize anticipated growth, synergies and cost savings; and interclick’s performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Yahoo!’s SEC filings, including Yahoo!’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011 as well as interclick’s SEC filings, including interclick’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011. These forward-looking statements speak only as of the date of this communication and neither Yahoo! nor interclick assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.